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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See              Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)           Exchange Act of 1934, Section 17(a) of the Public
/ / Form 3 Holdings            Utility Holding Company Act of 1935 or Section
    Reported                   30(f) of the Investment Company Act of 1940
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Sanders        Charles          A.            Magainin Pharmaceuticals Inc. - MAGN          to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
   (Last)         (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    c/o Magainin Pharmaceuticals Inc.             Number of Reporting        Month/Year             Officer (give    Other (Specify
    5110 Campus Drive                             Person (Voluntary)         12/97              ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original          (Check applicable line)
                                                                             (Month/Year)         X  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
    Plymouth Meeting, PA              19462                                                      ----  Reporting Person
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   (City)            (State)         (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion of      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     (Month/    Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     Day/      (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Year)                  Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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   Option to buy             $7.630       5/7/97       A         5,000         5/7/98+ 5/7/2007   Common  5,000            0
                                                                                                  Stock
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                5,000                      D
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Explanation of Responses:

+ Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was
  May 7, 1997.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  see 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                       /s/ Charles A. Sanders     2/11/98
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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